Filed pursuant to Rule 433

Relating to Preliminary Prospectus dated August 12, 2013

to Prospectus dated December 28, 2011

Registration No. 333-178772

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

August 12, 2013

2013 Series D 4.65% Senior Notes Due 2043

Principal Amount:	$585,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A3 (stable outlook)/A- (stable outlook)/A- (stable outlook)

Trade Date:	August 12, 2013

Settlement Date:	August 15, 2013

Final Maturity Date:	August 15, 2043

Interest Payment Dates:	February 15 and August 15

First Interest Payment Date:	February 15, 2014

Make-Whole Call:	T+ 15 bps prior to February 15, 2043

Par Call:	On or after February 15, 2043

Treasury Benchmark:	2.875% due May 15, 2043

Benchmark Yield:	3.703%

Spread to Benchmark:	+ 95 bps

Reoffer Yield:	4.653%

Coupon:	4.65%

Price to Public:	99.952%

Proceeds to Company Before Expenses:	99.077%

CUSIP/ISIN:	927804 FP4/US927804FP40

Joint Book-Running Managers:	Barclays Capital Inc., BNP Paribas Securities Corp., RBS Securities Inc., Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated August 12, 2013, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Barclays Capital Inc.	1-888-603-5847 (toll free)
BNP Paribas Securities Corp.	1-800-854-5674 (toll free)
RBS Securities Inc.	1-866-884-2071 (toll free)
Wells Fargo Securities, LLC	1-800-326-5897 (toll free)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.